DRAFT

                                March __, 1997

Board of Directors
Bayonne Bancshares, Inc.
568 Broadway
Bayonne, New Jersey  07002

            Re: The offering of up to __________ shares of Bayonne Bancshares, Inc. Common Stock

Gentlemen:

      You have requested our opinion concerning certain matters of Delaware law in connection with (i) the reorganization of Bayonne Bankshares, M.H.C. (the "Mutual Holding Company"), a Federal mutual holding company that owns a majority of the outstanding stock of First Savings Bank of New Jersey, SLA, a New Jersey chartered stock savings association (the "Bank"), into stock forms of ownership (the "Conversion"), (ii) the subscription and community offering (the "Offering"), in connection with the Conversion by Bayonne Bankshares, Inc., a Delaware Corporation (the "Company"), of up to ___________ shares of its common stock, par value $0.01 per share (the "Common Stock"), and (iii) the sale of up to ___________ of the Common Stock (the "Foundation Share") of Bayonne First Charitable Foundation, a Delaware Corporation (the "Foundation"), pursuant to the Charitable Gift to Bayonne First Charitable Foundation dated as of ________, 1997 by the Company (the "Gift Instrument").

      In connection with your request for our opinion, you have provided to us and we have reviewed the Company's certificate of incorporation filed with the Delaware Secretary of State on February 4, 1997 and amended on February 20, 1997 (the "Certificate of Incorporation"); the Company's Bylaws; the Company's Registration Statement on Form S-1, as filed with the Securities and Exchange Commission initially on March _, 1997 and as amended on ____________, 1997 (the "Registration Statement"); a consent of the sole incorporator of the Company; resolutions of the Board of Directors of the Company (the "Board") concerning the organization of the Company, the Offerings and designation of a Pricing Committee of the Board, and the form of stock certificate approved by the Board to represent shares of Common Stock. We have also been furnished a certificate of the


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Board of Directors
March _,  1997
Page 2

Delaware Secretary of State certifying the Company's good standing as a Delaware corporation. Capitalized terms used but not defined herein shall have the meaning given them in the Certificate of Incorporation.

      In rendering this opinion, we have relied upon the opinion of Morris, Nichols, Arsht & Tunnell as to matters of Delaware law upon which opinion we believe we are justified in relying.

      We understand that the Company will contribute funds to a wholly-owned subsidiary of the Company (the "Subsidiary") which Subsidiary will loan to the trust for the Bank's Employee Stock Ownership Plan (the "ESOP") the funds the ESOP Trust will use to purchase shares of Common Stock for which the ESOP Trust subscribes pursuant to the Offerings and for purposes of rendering the opinion set forth in paragraph 2 below, we assume that: (a) the Board of Directors of the Company has duly authorized the capital contribution to the Subsidiary for purposes of making a loan to the ESOP Trust (the "Loan"); (b) the Board of Directors of the Subsidiary has duly authorized the Loan to the ESOP Trust; (c) the ESOP serves a valid corporate purpose for the Company; (d) the Loan will be made at an interest rate and on other terms that are fair to the Subsidiary; (e) the terms of the Loan will be set forth in customary and appropriate documents including, without limitation, a promissory note representing the indebtedness of the ESOP Trust to the Subsidiary as a result of the Loan; and (f) the closing for the Loan and for the sale of Common Stock to the ESOP Trust will be held after the closing for the sale of the other shares of Common Stock sold in the Offerings, the receipt by the Company of the proceeds thereof and the contribution by the Company to the Subsidiary of the funds sufficient to make the Loan.

      Based upon and subject to the foregoing, and limited in all respects to matters of Delaware law, it is our opinion that:

      1. The Company has been duly organized and is validly existing in good standing as a corporation under the laws of the State of Delaware.

      2. Upon the due adoption by the Pricing Committee of a resolution fixing the number of shares of Common Stock to be sold in the Offerings, the Common Stock to be issued in the Offerings (including the shares to be issued to the ESOP Trust) will be duly authorized and, when such shares are sold and paid for in accordance with the terms set forth in the Prospectus and such resolution of the Pricing Committee, and certificates representing such shares in the form provided to us are duly and properly issued, will be validly issued, fully paid and nonassessable.

      The following provisions of the Certificate of Incorporation may not be given effect by a court applying Delaware law, but in our opinion the failure to give effect to such provisions will not affect the duly authorized, validly issued, fully paid and nonassessable status of the Common Stock:


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Board of Directors
March _,  1997
Page 3

      1.    (a)   Subsections C.3 and C.6 of Article FOURTH and Section D of
                  Article EIGHTH, which grant the Board the authority to construe and apply the provisions of those Articles, subsection C.4 of Article FOURTH, to the extent that subsection obligates any person to provide to the Board the information such subsection authorizes the Board to demand, and the provision of Subsection C.7 of Article EIGHTH empowering the Board to determine the Fair Market Value of property offered or paid for the Company's stock by an Interested Stockholder, in each case to the extent, if any, that a court applying Delaware law were to impose equitable limitations upon such authority; and

            (b) Article NINTH, which authorizes the Board to consider the effect of any offer to acquire the Company on constituencies other than stockholders in evaluating any such offer.

      We consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-1 and the Form AC and to the use of the name of our firm where it appears in the Registration Statement, Form AC and Prospectus.

                                          Very truly yours,